EXHIBIT 4.1

First Supplemental Indenture
FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of April 21, 2026, by and among the parties that are signatories hereto as Guarantors (the “Guarantors”), CoreWeave, Inc., a Delaware corporation (the “Company”), and U.S. Bank Trust Company, National Association, a national banking association, as Trustee under the Indenture referred to below.
W I T N E S S E T H:
WHEREAS, each of the Company, the Guarantors and the Trustee have heretofore executed and delivered an indenture, dated as of April 14, 2026 (the “Base Indenture” and, as further amended, supplemented, waived or otherwise modified, including by this Supplemental Indenture, the “Indenture”), providing for the issuance of an aggregate principal amount of $1,750.0 million of 9.750% Senior Notes due 2031 of the Company (the “Initial Notes”);
WHEREAS, on April 14, 2026, the Company issued $1,750,000,000 aggregate principal amount of Initial Notes under the Base Indenture;
WHEREAS, the Company and Guarantors desire to establish and provide for the issuance by the Company of an additional $1,000,000,000 aggregate principal amount of 9.750% Senior Notes due 2031 (the “Additional Notes” and, together with the Initial Notes, the “Notes”) as Additional Notes under, and as defined in, the Indenture; and
WHEREAS, Section 2.1 and Section 9.1(7) of the Base Indenture provide for the issuance of Additional Notes and execution and delivery of this Supplemental Indenture to evidence the creation of the Additional Notes without the consent of any Holder;
WHEREAS, the Additional Notes shall constitute “Additional Notes” and “Notes” pursuant to the Indenture;
WHEREAS, Section 9.1(1) of the Base Indenture provides that the Indenture may be amended without the consent of any Holder to conform any provision to any provision under the heading “Description of notes” in the Offering Memorandum; and
WHEREAS, pursuant to Section 9.1(1), Section 9.1(7) and Section 9.6 of the Base Indenture, the Company, the Guarantors, and the Trustee are authorized to execute and deliver this Supplemental Indenture without the consent of any Holder.
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, in order to establish the terms of the Additional Notes, the Company, the Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the holders of Additional Notes as follows:
ARTICLE I

DEFINITIONS
SECTION 1.1.    Defined Terms. As used in this Supplemental Indenture, terms defined in the Base Indenture or in the preamble or recitals hereto are used herein as therein defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

SECTION 1.2.    Reference to and Effect on Indenture. Upon the date hereof, each reference in the Indenture to “this Indenture,” “hereunder,” “hereof,” or “herein” shall mean and be a reference to the Indenture as supplemented by this Supplemental Indenture, unless the context requires otherwise. This Supplemental Indenture shall form a part of the Indenture for all purposes.

ARTICLE II

ADDITIONAL NOTES
SECTION 2.1.    Additional Notes. The Additional Notes are hereby created under the Indenture and shall form a single class with the outstanding Notes under the Indenture. The Additional Notes shall constitute Additional Notes and be governed under the Indenture and executed and delivered in the manner contemplated therein, and each Guarantor reaffirms its Guarantee set forth in Article X of the Indenture with regard to such Additional Notes. The Additional Notes will be issued on April 21, 2026 (the “Additional Note Issue Date”). Interest shall accrue on the Additional Notes from and including April 14, 2026 and the first interest payment date shall be October 1, 2026. The Additional Notes issued pursuant to Regulation S will be initially issued bearing a temporary CUSIP number (U2069EAD2) and ISIN (USU2069EAD23) that differ from the CUSIP number and ISIN of the Initial Notes pursuant to Regulation S. Such Additional Notes shall be consolidated, and become fully fungible, with the Initial Notes issued in reliance on Regulation S after the expiration of the 40-day period following the Additional Note Issue Date. The Additional Notes shall be Restricted Notes pursuant to the Indenture. The Additional Notes were issued at 102.00% plus accrued interest from April 14, 2026.
ARTICLE III

AMENDMENT
SECTION 3.1.    Amendment to Base Indenture. Pursuant to Section 9.1(1) of the Base Indenture, clause (b) of Section 5.6 (Optional Redemption) of the Base Indenture and clause (b) of paragraph 6 (Redemption) of the form of Note attached as Exhibit A to the Base Indenture and of each Note issued under the Indenture shall be amended and restated in full as follows (with the substantive changes emphasized in bold and underlined below for illustrative purpose) to conform to the related provision under the heading “Description of notes” in the Offering Memorandum:
“At any time and from time to time prior to October 1, 2028, the Company may, on one or more occasions, in accordance with the applicable provisions of Article V of the Indenture, redeem up to 40.0% of the aggregate principal amount of Notes issued under the Indenture on the Issue Date (together with Additional Notes) at a redemption price (expressed as percentages of principal amount of the Notes to be redeemed) equal to 109.750% of the principal amount of such Notes being redeemed, plus accrued and unpaid interest thereon, if any, to, but excluding, the applicable Redemption Date, subject to the right of Holders of record of the Notes on the relevant record date to receive interest due on the relevant interest payment date, with the Net Cash Proceeds received by the Company from any Equity Offerings of the Company; provided that not less than 40.0% of the aggregate principal amount of the then outstanding Notes issued under the Indenture remains outstanding immediately after the occurrence of each such redemption (including Additional Notes but excluding Notes held by the Company or any of its Restricted Subsidiaries) unless all such Notes are redeemed substantially concurrently; provided, further, that each such redemption occurs not later than 180 days after the date of closing of the related Equity Offering. The Trustee shall select the Notes to be redeemed in the manner described under Section 5.1 through Section 5.6 of the Indenture.”

ARTICLE IV

MISCELLANEOUS
SECTION 4.1. No Recourse Against Others. No director, officer, employee, incorporator or stockholder of the Company or any of its respective Subsidiaries or Affiliates, as such, shall have any liability for any obligations of the Company or any Guarantor under the Note Documents, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the U.S. federal securities laws and it is the view of the SEC that such a waiver is against public policy.
SECTION 4.2.    Parties. Nothing expressed or mentioned herein is intended or shall be construed to give any Person, firm or corporation, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of this Supplemental Indenture or the Indenture or any provision herein or therein contained.
SECTION 4.3.    Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.
SECTION 4.4.    Severability. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.
SECTION 4.5.    Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Note heretofore or hereafter authenticated and delivered shall be bound hereby.
SECTION 4.6.    The Trustee. The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture or with respect to the recitals contained herein, all of which recitals are made solely by the other parties hereto.
SECTION 4.7.    Counterparts. The parties hereto may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile, PDF or other electronic transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile, PDF or other electronic transmission shall be deemed to be their original signatures for all purposes.
SECTION 4.8.     Successors. All agreements of the Company and the Guarantors in this Supplemental Indenture shall bind their respective successors, except as otherwise provided in this Supplemental Indenture. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.
SECTION 4.9.    Headings. The headings of the Articles and the Sections in this Supplemental Indenture are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

IN WITNESS WHEREOF, the parties have caused this Supplemental Indenture to be duly executed as of the date first written above.
COREWEAVE, INC., as Company
By:    /s/ Michael Intrator
Name: Michael Intrator
Title: Chief Executive Officer

COREWEAVE CASH MANAGEMENT LLC, as Guarantor
By:    /s/ Michael Intrator
Name: Michael Intrator
Title: President and Secretary
COREWEAVE DEBT HOLDCO I, LLC, as Guarantor
By:    /s/ Michael Intrator
Name: Michael Intrator
Title: President and Chief Executive Officer
WEIGHTS AND BIASES, LLC, as Guarantor
By:    /s/ Michael Intrator
Name: Michael Intrator
Title: President and Chief Executive Officer

[Signature Page to Supplemental Indenture]

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,
as Trustee
By:    /s/ Jesse Yuen
Name: Jesse Yuen
Title: Vice President

[Signature Page to Supplemental Indenture]